May 5, 2003

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to Rule 14a-12

THESTREET.COM, INC.

(Name of Registrant as Specified In Its Charter)

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May 5, 2003

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the "Meeting") of TheStreet.com, Inc. (the "Company") to be held at the TriBeCa Grand Hotel, Two Avenue of the Americas, New York, New York 10013, on Wednesday, May 28, 2003, commencing at 10:00 a.m., New York City time. All stockholders of record as of the close of business on April 7, 2003 are entitled to vote at the Meeting. I urge you to be present in person or represented by proxy at the Meeting.

The enclosed Notice of Annual Meeting and Proxy Statement fully describe the business to be transacted at the Meeting, which includes (i) the election of two directors of the Company, and (ii) the ratification of the appointment of Ernst & Young LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 2003.

The Company's Board of Directors believes that a favorable vote on each of the matters to be considered at the Meeting is in the best interests of the Company and its stockholders and unanimously recommends a vote "FOR" each such matter. Accordingly, we urge you to review the accompanying material carefully and to vote as soon as possible. You may vote by marking, signing, dating and returning the enclosed proxy card. Alternatively, you may vote over the internet or by telephone.

Directors and officers of the Company will be present to help host the Meeting and to respond to any questions that our stockholders may have. I hope you will be able to attend. Even if you expect to attend the Meeting, please sign, date and return the enclosed proxy card or indicate your vote over the internet or by telephone without delay. If you attend the Meeting, you may vote in person even if you have previously mailed a proxy or voted over the internet or by telephone.

Sincerely, Thomas J. Clarke, Jr. Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 28, 2003

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of TheStreet.com, Inc. (the "Company") will be held at the TriBeCa Grand Hotel, Two Avenue of the Americas, New York, New York 10013, on Wednesday, May 28, 2003, commencing at 10:00 a.m., New York City time. A proxy card and a Proxy Statement for the Meeting are enclosed.

The Meeting is for the purpose of considering and acting upon:

1	The election of two Class I Directors for three-year terms expiring at the Company's Annual Meeting of Stockholders in 2006;

2	The ratification of the appointment of Ernst & Young LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 2003; and

3	Such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

The close of business on April 7, 2003 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. For a period of at least 10 days prior to the Meeting, a complete list of stockholders entitled to vote at the Meeting shall be open to examination by any stockholder during ordinary business hours at the offices of the Company at 14 Wall Street, New York, NY 10005.

Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, OR, ALTERNATIVELY, TO INDICATE YOUR VOTING INSTRUCTIONS OVER THE INTERNET OR BY TELEPHONE, IF AVAILABLE.

By Order of the Board of Directors Jordan Goldstein Secretary

New York, New York

May 5, 2003

THESTREET.COM, INC.

14 Wall Street

New York, NY 10005

(212) 321-5000

___________

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 28, 2003

___________

SOLICITATION AND VOTING OF PROXIES

This Proxy Statement is being first mailed on or about May 5, 2003 to stockholders of TheStreet.com, Inc. (the "Company" or "TheStreet.com") at the direction of the Board of Directors of the Company (the "Board of Directors") to solicit proxies in connection with the Annual Meeting of Stockholders (the "Meeting"). The Meeting will be held at the TriBeCa Grand Hotel, Two Avenue of the Americas, New York, New York 10013, on Wednesday, May 28, 2003, commencing at 10:00 a.m., New York City time, or at such other time and place to which the Meeting may be adjourned or postponed.

All shares represented by valid proxies at the Meeting, unless the stockholder otherwise specifies, will be voted (i) FOR the election of the two persons named under "Proposal I Election of Directors" as nominees for election as Class I directors of the Company for three-year terms expiring at the Company's Annual Meeting of Stockholders in 2006, (ii) FOR the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2003, and (iii) at the discretion of the proxy holders, with regard to any matter not known to the Board of Directors on the date of mailing this Proxy Statement that may properly come before the Meeting or any adjournment or postponement thereof. Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted accordingly.

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 14 Wall Street, New York, New York 10005, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

RECORD DATE AND VOTING SECURITIES

The close of business on April 7, 2003 is the record date (the "Record Date") for determining the stockholders entitled to notice of and to vote at the Meeting. As of April 7, 2003, the Company had issued and outstanding 23,765,539 shares of common stock held by 337 holders of record. The common stock constitutes the only outstanding class of voting securities of the Company entitled to be voted at the Meeting.

QUORUM AND VOTING

The presence at the Meeting, in person or by proxy relating to any matter, of the holders of a majority of the outstanding shares of common stock is necessary to constitute a quorum. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the Meeting in person or by proxy and who abstain, including brokers holding customers' shares of record who cause abstentions to be recorded at the Meeting, are considered stockholders who are present and entitled to vote at the Meeting, and thus, shares of common stock held by such stockholders will count toward the attainment of a quorum. If a quorum should not be present, the Meeting may be adjourned from time to time until a quorum is obtained. Each share of common stock is entitled to one vote with respect to each proposal to be voted on at the Meeting. Cumulative voting is not permitted with respect to the election of directors.

The accompanying proxy card (or the electronic equivalent thereof) is designed to permit each holder of common stock as of the close of business on the Record Date to vote on each of the matters to be considered at the Meeting. If your shares are registered in the name of a bank or brokerage firm, you may be able to vote your shares over the Internet or by telephone. A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the Internet or by telephone. If your bank or brokerage firm is participating in such a program, your voting form will provide instructions. If your voting form does not contain Internet or telephone voting information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided by your bank or brokerage firm.

A stockholder is permitted to vote in favor of, or to withhold authority to vote for, any or all nominees for election to the Board of Directors and to vote in favor of or against or to abstain from voting with respect to the proposal to ratify the appointment of Ernst & Young LLP as independent certified accountants of the Company for the year ending December 31, 2003.

Under Delaware law, directors are elected by a plurality of the outstanding shares of common stock, and thus, the two nominees for election as Class I directors who receive the most votes cast will be elected. Approval of the proposal to ratify the selection of Ernst & Young LLP as the Company's independent certified public accountants requires the affirmative vote of holders of a majority of shares present in person or by proxy at the Meeting, provided a quorum is present. Under current rules of the New York Stock Exchange to which its members are subject, these proposals are considered "discretionary" items upon which brokerage firms holding shares of common stock in "street name" may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Accordingly, instructions withholding authority and broker non-votes will not be taken into account in determining the outcome of the election of directors and, in the case of the ratification of the selection of Ernst & Young LLP, abstentions and broker non-votes will have the effect of a vote against this proposal.

Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent certified public accountants is not required by the Company's Bylaws or otherwise. However, the Audit Committee of the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

PROPOSAL I

ELECTION OF DIRECTORS

In accordance with our Certificate of Incorporation, our Board of Directors has been divided into three classes, denominated Class I, Class II and Class III, with members of each class holding office for staggered three-year terms. At each annual meeting of our stockholders, the successors to the directors whose terms expire are elected to serve from the time of their election and qualification until the third annual meeting of stockholders following their election or until a successor has been duly elected and qualified.

Nominees for Director

James J. Cramer and Martin Peretz have each been nominated for election at the Meeting to serve as a director for a three-year term expiring at our annual meeting of stockholders in 2006, or until his respective successor has been duly elected and qualified. Each of these nominees has consented to being named in this Proxy Statement as a nominee of the Board of Directors and to serve if elected. It is intended that the persons named in the proxy will vote for the election of each of the two nominees. In case any of the two nominees should become unavailable for election to the Board of Directors prior to the Meeting for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote for a substitute nominee.

The nominees for election at the Meeting as Class I directors are as follows:

James J. Cramer, age 48. Mr. Cramer is a co-founder of TheStreet.com and has served as a director since May 1998. In addition, Mr. Cramer has served as markets commentator and as advisor to the Company's chief executive officer since his retirement from Cramer, Berkowitz & Co., a hedge fund, at the end of 2000. Mr. Cramer also serves as co-host of the "Kudlow & Cramer" program on the CNBC television network, and appears frequently on other CNBC business news programs. In addition, since July 2001, he has hosted the syndicated radio program, "RealMoney with Jim Cramer." From June 1996 to December 1998, he served as co-chairman of the Company and has been a columnist and contributor to the Company's publications since our formation in 1996.

Martin Peretz, age 63. Dr. Peretz is a co-founder of TheStreet.com. Dr. Peretz has served as a director of TheStreet.com since May 1998. He served as co-chairman of TheStreet.com from June 1996 to December 1998. Since 1974, Dr. Peretz has served as the editor-in-chief of The New Republic and was its chairman from 1974 through 2001. He was a member of the faculty of Harvard University from 1966 through 2002. Dr. Peretz also serves as a director of 11 mutual funds managed by the Dreyfus-Mellon Bank Group.

Current Directors

The current Class II directors of the Company, who are not standing for re-election at the Meeting and whose terms will expire at our annual meeting of stockholders in 2004, are as follows:

James M. Meyer, age 44. Mr. Meyer has served as a director of TheStreet.com since June 2001. Mr. Meyer is a managing director at Novantas, a management consulting firm, where he specializes in branding and customer management. Prior to joining Novantas in March 2001, Mr. Meyer was president of Golden Square, a consulting firm he founded, and senior advisor to The Cambridge Group, a staffing and recruitment firm. From January 1999 to February 2001, he served as president and chief strategy officer of M&C Saatchi, an advertising agency in New York. From July 1996 through December 1998, Mr. Meyer was senior vice president, executive account director of D'Arcy Masius Benton & Bowles, Inc., where he led the development of the first national advertising campaign for TheStreet.com.

Daryl Otte, age 41. Mr. Otte has served as a director of TheStreet.com since June 2001. Mr. Otte is a founding partner of Montefiore Partners, a venture capital investment fund management firm. Prior to founding Montefiore Partners in 2000, Mr. Otte was Senior Vice President and member of the Executive Committee of Ziff-Davis, Inc., a leading media company. During his service at Ziff-Davis from 1995 through 2000, Mr. Otte initiated and managed acquisition and development projects and venture investments including some of the early commercialization efforts of the Internet. Prior to Ziff-Davis, Mr. Otte also worked at various development and finance positions at Reed Elsevier PLC in the United States and abroad and in management consulting for Arthur Young & Company.

The current Class III directors of the Company, who are not standing for re-election at the Meeting and whose terms will expire at our annual meeting of stockholders in 2005, are as follows:

Thomas J. Clarke, Jr., age 46. Mr. Clarke is the chairman and chief executive officer of TheStreet.com. He joined TheStreet.com in October 1999 as president and chief operating officer and was appointed chief executive officer and made a director of the Company in November 1999. In October 2001, Mr. Clarke was appointed chairman of the Board. From 1984 through 1998, Mr. Clarke served in several capacities at Technimetrics, Inc. (now known as Thomson Financial Investor Relations), most recently as chief executive. During his tenure, he significantly enhanced the value of Technimetrics, Inc., culminating in its sale to The Thomson Corporation in 1998. Mr. Clarke is a business information adviser for Plum Holdings L.P., a venture capital fund based in Philadelphia that focuses on early-stage media companies.

Douglas A. McIntyre, age 48. Mr. McIntyre has served as a director of TheStreet.com since January 2001. Mr. McIntyre has served as the president and chief executive officer of On2.com, Inc., a video compression software development firm, since April 2000, and as its chairman since September 2001. Before that, he served as president and chief executive officer of Future Source/Bridge LLC, a software distributor of investment information, from 1998 to 2000 and as president of Switchboard.com, an internet services company, from 1996 to 1997. Mr. McIntyre is also the president of the Harvard Advocate Trustees, Inc. and a member of the Subcommittee on Foundations and Corporations of New York Hospital-Cornell Medical Center.

Jeffrey A. Sonnenfeld, age 49. Dr. Sonnenfeld was appointed by the Board on January 1, 2003. Dr. Sonnenfeld has been the associate dean for executive programs at Yale University's School of Management since 2001. From 1998, when he founded the Chief Executive Leadership Institute in Atlanta, Georgia, through the Institute's 2001 acquisition by Yale, he served as the Institute's president & chief executive officer. From 1988 to 1998, he was a professor at the Goizueta Business School of Emory University. Prior to this, he spent ten years as a professor at the Harvard Business School.

The Board of Directors recommends that stockholders vote FOR each named nominee.

Executive Officers

The following sets forth certain information regarding executive officers of the Company. Information pertaining to Mr. Clarke, who is both chairman of the Board of Directors and chief executive officer of the Company, may be found in the section entitled "Current Directors."

James Lonergan, age 41, President and Chief Operating Officer. Mr. Lonergan joined TheStreet.com in February 2001 from Worldly Information Network, an online publisher of investment information, where he served as chief operating officer from January 2000 to February 2001. Prior to joining Worldly, Mr. Lonergan served as executive vice president, chief operating officer for Thomson Financial Investor Relations (formerly Technimetrics, Inc.) from 1998 to January 2000 and as executive vice president and chief operating officer at Technimetrics, Inc. from 1996 until its acquisition by Thomson Financial in 1998.

Lisa A. Mogensen, age 39, Chief Financial Officer and Vice President, Finance. Ms. Mogensen joined TheStreet.com in December 1999 as vice president of corporate development. In April 2000, she was named interim chief financial officer and in July 2000 was appointed chief financial officer of the Company. From April 1997 through December 1999, Ms. Mogensen was with NBC, serving most recently as senior finance director for business development and strategic planning. From 1996 through 1997, Ms. Mogensen served as director of financial planning and analysis for American Sky Broadcasting, a subsidiary of The News Corporation Limited.

Jordan Goldstein, age 36, Vice President, General Counsel and Secretary. Mr. Goldstein joined TheStreet.com in October 1999 as associate counsel. In April 2000, he was named acting general counsel and appointed corporate secretary of the Company and in July 2000 was made vice president and general counsel. From June 1997 through October 1999, Mr. Goldstein was an associate with the law firm of Proskauer Rose LLP. From November 1995 through May 1997, Mr. Goldstein was an associate with the law firm of Rivkin Radler & Kremer LLP

Board of Directors and Committees

General. The Company's business is managed under the direction of the Board of Directors. The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters that in accordance with good corporate governance require the approval of the Board of Directors. It also holds special meetings when an important matter requires action of the Board of Directors between scheduled meetings. The Board of Directors met six times, including telephone conference meetings, and acted by written consent three times during the year ended December 31, 2002. During 2002, each member of the Board of Directors participated in at least 75% of all board and applicable committee meetings held during the period for which he was a director.

The Board of Directors has established an Audit Committee and a Compensation Committee to devote attention to specific subjects and to assist the Board of Directors in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during 2002 are set forth below.

Audit Committee. The Audit Committee reviews the Company's internal accounting procedures and the audit process of the Company's independent public accountants, considering and reporting to the Board of Directors with respect to these and other auditing and accounting matters. As of April 25, 2003, the Audit Committee has sole authority to appoint and replace the Company's independent auditors, and is directly responsible for the scope of annual audits, fees to be paid to the Company's independent auditors and the performance of the Company's independent auditors. The Company's chief executive officer does not attend audit committee meetings unless requested by the Committee. Consistent with the Nasdaq's audit committee structure and membership requirements, the Audit Committee is comprised of three independent members. During 2002, those members were Mr. Wilson, who served as chairman (Mr. Wilson retired as of December 31, 2002), Mr. McIntyre, and Mr. Otte. The Audit Committee met five times during 2002. The Audit Committee operates under a written charter adopted by the Board, the most recent copy of which is attached as Appendix A. Upon the replacement of Mr. Wilson by Dr. Sonnenfeld on the Board of Directors and the Audit Committee in January 2003, Mr. Otte was appointed chairman.

Compensation Committee. The Compensation Committee makes the final determination concerning the salaries and benefits of senior level employees and certain other individuals compensated by the Company (other than directors), as well as stock options and other awards granted to all employees, consultants and other individuals (other than directors) under the Company's amended and restated 1998 Stock Incentive Plan (the "Stock Incentive Plan"). The Compensation Committee also administers the Stock Incentive Plan and other employee benefits plans. The Compensation Committee met five times during 2002. The Compensation Committee currently consists of Mr. Meyer, who serves as chairman, and Mr. McIntyre.

Other. The Company does not have a nominating committee. The functions customarily attributable to such a committee are performed by the Board of Directors as a whole.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee makes compensation decisions as described above. None of the Company's executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company's Board of Directors or Compensation Committee. The Company's Compensation Committee currently consists of Messrs. McIntyre and Meyer, neither of whom has ever been an officer or employee of the Company.

Compensation of Directors

During 2002, the Company did not provide any cash compensation for serving on the Board of Directors or any of its committees, but did reimburse directors for reasonable travel expenses incurred in connection with attending Board of Directors and committee meetings. The Company continued its policy of compensating directors by awarding them options to purchase common stock under the Stock Incentive Plan. Under this policy, new directors were awarded options to purchase 25,000 shares for their initial year of service and continuing directors received annual grants of 15,000 shares. In that connection, in February 2002, each of our directors, other than Mr. Clarke, was granted an option to purchase 15,000 shares at an exercise price of $1.73 per share, which was its fair market value on the date of grant, for serving as a director of the Company in 2002.

Commencing on January 1, 2003, by vote of the Board of Directors, outside directors of the Company are to receive cash compensation in the amount of $1,500 for each board meeting attended and $500 for each committee meeting attended, and the annual grant of stock options has been raised to 25,000 shares. In that connection, in January 2003, each of our directors, other than Mr. Clarke and Mr. Cramer, was granted an option to purchase 25,000 shares at an exercise price of $2.93 per share, which was its fair market value on the date of grant, for serving as a director of the Company in 2003.

Each director's option, which has a term of five years, will become exercisable in its entirety on the first anniversary of the grant date, provided that the individual is still serving as a director of the Company on such date. The directors' option agreements also provide that in the event of a "change of control" (as such term is defined in the Stock Incentive Plan) within six months of the date of grant, 50% of the option will immediately become exercisable, and in the event of a "change of control" between six months and one year of the date of grant, 100% of the option will immediately become exercisable.

See "Certain Relationships and Related Transactions" for a discussion of certain agreements between the Company and a director of the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned for all services rendered to the Company in all capacities during 2002, 2001 and 2000 by (i) our current chief executive officer, and (ii) our other executive officers who earned more than $100,000 in 2002 and who were serving as executive officers at the end of 2002 (collectively, the "Named Executive Officers").

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation	Securities Underlying Options(#)

Thomas J. Clarke, Jr.	2002	$356,000	$320,400	$15,000 (4)	50,000 (5)
Chief Executive Officer and Chairman	2001	$356,000	$75,000 (2)	--	1,000,000 (6)
of the Board	2000	$356,000	$150,000 (3)	--	475,000

James Lonergan	2002	$250,000	$225,000	--	40,000 (7)
President and Chief Operating Officer (1)	2001	$220,664	--	--	325,000 (8)
	2000	--	--	--	--

Lisa A. Mogensen	2002	$200,000	$135,000	--	40,000 (9)
Chief Financial Officer and Vice President,	2001	$200,000	--	--	100,000 (10)
Finance	2000	$162,500	$40,000	--	43,500

Jordan Goldstein	2002	$175,000	$118,125	--	30,000 (11)
Vice President and General Counsel	2001	$175,000	--	--	100,000 (12)
	2000	$148,750	$40,000	--	24,250

___________

(1)	Mr. Lonergan joined TheStreet.com in February 2001 as chief operating officer. In October 2002, he was made president and chief operating officer.
(2)

Under Mr. Clarke's 1999 employment agreement with the Company, he was entitled to receive quarterly bonuses of at least $12,500 per quarter. After receiving a bonus of $50,000 for the first quarter of 2001 and minimum bonuses of $12,500 in the second and third quarters, Mr. Clarke voluntarily forfeited his final installment of his 2001 bonus due to the poor performance of the Company.

(3)	Under Mr. Clarke's 1999 employment agreement with the Company, he was entitled to receive quarterly bonuses of at least $12,500 per quarter, for a minimum aggregate annual amount of $50,000.
(4)	Cash reimbursement of unitemized expense account of Mr. Clarke.
(5)	Consists of options to purchase 50,000 shares of stock granted to Mr. Clarke in January 2003 in respect of his service to the Company in 2002.
(6)

Consists of options to purchase 500,000 shares of stock granted to Mr. Clarke in March 2001 and options to purchase 500,000 shares of stock granted in January 2002. The 2001 grant was made because the Compensation Committee determined that previous option grants to Mr. Clarke, which were made at exercise prices far in excess of the Company's recent stock price, were no longer meaningful incentives. The 2002 grant was made in respect of his service to the Company in 2001.

(7)	Consists of options to purchase 40,000 shares of stock granted to Mr. Lonergan in January 2003 in respect of his service to the Company in 2002.
(8)

Consists of options to purchase 250,000 shares of stock granted to Mr. Lonergan in 2001 and options to purchase 75,000 shares of stock granted in January 2002. The 2002 grant was made in respect of his service to the Company in 2001.

(9)	Consists of options to purchase 40,000 shares of stock granted to Ms. Mogensen in January 2003 in respect of her service to the Company in 2002.
(10)	Consists of options to purchase 100,000 shares of stock granted Ms. Mogensen in January 2002 in respect of her service to the Company in 2001.
(11)	Consists of options to purchase 30,000 shares of stock granted to Mr. Goldstein in January 2003 in respect of his service to the Company in 2002.
(12)	Consists of options to purchase 100,000 shares of stock granted Mr. Goldstein in January 2002 in respect of his service to the Company in 2001.

OPTION GRANTS IN FISCAL YEAR 2002

The following table sets forth information regarding stock options granted to our Named Executive Officers in 2002. We have never granted any stock appreciation rights.

	Individual Grants (1)
Name	Number of Securities Underlying Options Granted(#)		Percent of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price ($) Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
						5% ($)	10% ($)

Thomas J. Clarke, Jr.	500,000	(4)	27.8%	1.28	1/1/07	176,820	390,726
James Lonergan	75,000	(4)	4.2%	1.28	1/1/07	26,523	58,609
Lisa A. Mogensen	100,000	(4)	5.6%	1.28	1/1/07	35,364	78,146
Jordan Goldstein	100,000	(4)	5.6%	1.28	1/1/07	35,364	78,146

___________

(1)	All options were granted under the Company's Amended and Restated 1998 Stock Incentive Plan. The options shown in this table become exercisable according to the schedules indicated below.
(2)

In 2002, we granted options to employees to purchase an aggregate of 1,799,400 shares of our common stock, including options granted to outside contributors. For purposes of calculating the percentages in this column, total options granted includes options to purchase 15,000 shares granted to Mr. Cramer in his capacity as director. Mr. Cramer is also an employee of the Company. Excluding the grant to Mr. Cramer, the amounts would have been 28.0% for Mr. Clarke, 4.2% for Mr. Lonergan, 5.6% for Ms. Mogensen and 5.6% for Mr. Goldstein.

(3)

Potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the five-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect our projection or estimate of future stock price growth. Potential realizable values are computed by multiplying the number of shares of common stock subject to a given option by the assumed value of our common stock, assuming that the aggregate stock value compounds from the fair market value of the stock on the date of grant at the annual 5% or 10% rate shown in the table for the entire five-year term of the option and subtracting from that result the aggregate option exercise price.

(4)

These options were granted to the Named Executive Officers in January 2002 in respect of their service to the Company in 2001, and become exercisable as follows: 33.33% on the date of grant, 33.33% one year following the date of grant, and 33.33% two years following the date of grant. This table does not include the following options, which were granted in January 2003 for service to the Company in 2002: 50,000 to Mr. Clarke, 40,000 to Mr. Lonergan, 40,000 to Ms. Mogensen and 30,000 to Mr. Goldstein.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

The following table sets forth information concerning the exercise of stock options during the fiscal year ended December 31, 2002 by our Named Executive Officers and the fiscal year-end value of unexercised options.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2002 (#)		Value of Unexercised In-the-Money Options at December 31, 2002 ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas J. Clarke, Jr.	--	--	1,402,083	572,917	792,624	355,876
James Lonergan	--	--	112,500	212,500	125,250	166,500
Lisa A. Mogensen	--	--	74,958	80,542	60,966	111,989
Jordan Goldstein	--	--	59,770	75,480	58,789	111,264

___________

(1)	Based on TheStreet.com's share price as of December 31, 2002, which was $2.93 per share.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee sets the salaries and other compensation of the Company's executive officers and other key employees, and is responsible for the administration of the Stock Incentive Plan.

Overview and Philosophy. The Company is engaged in a competitive market for executives and key employees. In order to succeed, the Company believes that it must be able to attract and retain qualified executives. The Company's compensation philosophy for executive officers and key employees is twofold: (i) to provide total compensation packages that are based upon their contribution to the Company's growth and financial success as well as their own level of personal performance, and are competitive with the current market for executive talent, and (ii) to link executive compensation to improvements in the Company's performance. Accordingly, the compensation package for each executive officer includes cash compensation, comprised principally of annual base salary, bonuses tied to the achievement of performance goals, and equity compensation, comprised principally of stock option awards, that provide rewards for increases in the value of the Company's common stock. In 2002, the Compensation Committee, in consultation with the Board of Directors, adopted an annual incentive plan whereby executive officers and other management team members, and selected other significant employees, could receive cash bonuses upon the Company's achievement of specific financial performance objectives. The bonuses shown in the Summary Compensation Table for 2002 were paid under this program in January 2003.

The Compensation Committee has primary responsibility for determining awards of equity compensation as part of executive compensation. The Committee believes that the grant of stock options aligns executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder returns and enables executives to develop and maintain a significant interest in the long-term growth and profitability of the Company.

Compensation of Executive Officers. Compensation of the Company's executive officers is comprised of base salary, annual cash incentive compensation, long-term incentive compensation in the form of equity compensation and various other benefits. Each element has a somewhat different purpose and all of the determinations of the Compensation Committee regarding the appropriate form and level of executive compensation are ultimately judgments based on the Committee's assessments of the financial content and related services industry, the financial performance of the Company and the individual performance of the Company's executive officers. In determining whether compensation is competitive with the current market for executive talent, the Committee primarily considers the compensation levels of executives of public companies of similar size to the Company.

The Board of Directors places great importance on the preservation of the Company's cash position. In 2002, the Compensation Committee decided not to increase base salaries for executive officers, above 2001 levels, but to institute an incentive bonus program, whereby executives would receive cash bonuses equal to specified percentages of their annual salaries upon the achievement of specified financial goals relating to the amount of cash and cash equivalents on the Company's balance sheet at the end of the 2002 fiscal year. Company performance above the target levels would result in higher bonus payments, and performance below the target levels would result in lower or no bonus payments.  The plan contained nine different levels, with potential bonus payments ranging from zero to 100% of salary, depending upon the target levels achieved.  By adopting this incentive plan, the Committee believes that it has been able to engender strong fiscal discipline and focus on the preservation of the Company's capital and the growth of the Company's revenues.

Efforts by the Compensation Committee in early 2002 to incentivize executive officers whose equity compensation in previous years had declined in value, were deemed by the Committee to have been successful. Accordingly, the Committee sought to normalize equity compensation for executive officers for service to the Company in 2002 at appropriate levels, in both amount and vesting schedule. Equity compensation was made in the form of stock options, which were awarded in January 2003 for service to the Company in 2002.

As part of its annual review and consideration of equity compensation awards for service to the Company in 2002, the Compensation Committee considered, among other things, the same goals as those used in awarding cash compensation and the additional goal of aligning the interests of executives with the interests of the Company and its stockholders by ensuring that executives have a direct and continuing stake in the long-term success of the Company. Stock options are granted at a price that is equal to the fair market value of the Company's common stock on the date of grant. Although historically, the Company's grants of stock options have generally become exercisable over a four-year period, with some special, shorter vesting schedules used for retention purposes, for 2002 the Compensation Committee established a three-year vesting schedule for grants to executive officers who have served the Company for several years as follows: 33.33% on the first anniversary of the date of grant, 33.33% on the second anniversary of the date of grant, and 33.33% on the third anniversary of the date of grant. In all, options to purchase 160,000 shares of Company common stock were granted to executive officers for service to the Company in 2002.

Compensation of Chief Executive Officer. The 2002 compensation of Thomas J. Clarke, Jr., the Company's chief executive officer, was determined by the Compensation Committee in a manner consistent with the factors considered in determining the compensation of executive officers, as described above.  Since the Company hit the second-highest target level in its incentive bonus program, Mr. Clarke received a bonus equal to 90% of his salary.

As part of its overall equity compensation plan for the 2002 compensation of executive officers, the Company in January 2003 awarded Mr. Clarke options to purchase 50,000 shares of Company common stock. Mr. Clarke's compensation is described in detail in the section below entitled "Arrangements with Named Executive Officers - Employment Agreements and Change-in-Control Arrangements."

Internal Revenue Code Section 162(m) Limitation. As a result of Section 162(m) of the Internal Revenue Code, which was enacted into law in 1993, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1.0 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers that is not considered to be performance-based. Compensation that does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The Company's cash bonus plan is not intended to qualify as performance-based compensation because historically, the combined salary and bonus of each executive officer has been below the $1.0 million limit. The Stock Incentive Plan is intended to qualify as performance-based compensation.

Respectfully submitted by the members of the Compensation Committee:

James M. Meyer, Chairman

Douglas A. McIntyre

Arrangements with Named Executive Officers

The Company has from time to time entered into employment and severance arrangements with certain of its Named Executive Officers. A summary of the terms of these arrangements is set forth in the following paragraphs.

Employment Agreements

On January 1, 2002, the Company entered into a two-year employment agreement with Thomas J. Clarke, Jr., pursuant to which Mr. Clarke serves as Chairman and Chief Executive Officer of the Company. This employment agreement replaced his prior agreement, which expired in December 2001. This agreement provides for an annual salary of $356,000 and an annual bonus based upon achievement of the Company's financial goals, which are determined by the Compensation Committee of the Company's Board of Directors on an annual basis. The annual salary may be increased during the term of the agreement in the sole discretion of the Compensation Committee. Additionally, Mr. Clarke is entitled to receive bonus compensation in respect of his services each year, in accordance with the annual incentive plan for management and other significant employees of the Company, as determined by the Compensation Committee. Upon execution of his new employment agreement in 2002, the Company awarded Mr. Clarke an option to purchase 500,000 shares of common stock. These options were granted on January 1, 2002 at an exercise price of $1.28, the fair market value on the date of grant. The employment agreement terminates on December 31, 2003.

Under Mr. Clarke's employment agreement, in the event Mr. Clarke's employment is terminated by the Company without "Cause" or by Mr. Clarke with "Good Reason" at any time during the term, he will be entitled to receive his annual salary for an additional 12 month period following the date of termination, or, with the mutual agreement of Mr. Clarke and the Company, in a lump sum payment appropriately discounted for the time value of money. Mr. Clarke's employment agreement generally defines "Cause" to include willful misconduct or gross negligence, dishonesty or misappropriation of Company funds, properties or other assets, unauthorized disclosure of confidential information materially harmful to the Company, conviction of a crime involving fraud, dishonesty or moral turpitude, violation of federal or state securities laws or failure to perform his duties for a period of 30 days or more without cure. "Good Reason" is defined to include a material adverse change in Mr. Clarke's functions, duties, or responsibilities in his position with the Company or a reduction in his annual salary during the term of his employment with the Company, failure of the Company to cure a material breach of his employment agreement by the Company, a significant reduction of Mr. Clarke's duties or responsibilities relative to his duties or responsibilities in connection with a "Change of Control" (as such term is defined in the Stock Incentive Plan) of the Company, and Mr. Clarke's relocation by the Company to a location more than fifty (50) miles from the Company's current headquarters or his New Jersey home. In addition, Mr. Clarke is bound by a non-compete clause from the commencement date of his employment agreement through the first twelve months after the cessation of Mr. Clarke's employment.

Mr. Clarke's employment agreement also provides for him to receive severance if his employment terminates due to the Company's failure to offer to renew his employment agreement on commercially reasonable terms. In such event, Mr. Clarke is entitled to receive his annual salary and benefits for an additional 12 month period from the date of termination, or, at the Company's option, in a lump sum payment appropriately discounted for the time value of money. Such payments are contingent on Mr. Clarke's good faith efforts to mitigate his damages by seeking replacement employment. In addition, if Mr. Clarke remains employed through the date of a final liquidation or dissolution of the Company, he is entitled to receive a payment in the amount of his then current annual salary.

On March 1, 2003, the Company entered into a two-year employment agreement with James Lonergan, as President and Chief Operating Officer of the Company. This employment agreement replaced his prior agreement, which expired in February 2003. The agreement provides for an annual salary of $250,000 and an annual bonus based upon achievement of the Company's financial goals, which are determined by the Compensation Committee of the Company's Board of Directors on an annual basis. The annual salary may be increased during the term of the agreement in the sole discretion of the Compensation Committee. Additionally, Mr. Lonergan is entitled to receive bonus compensation in respect of his services each year, in accordance with the annual incentive plan for management and other significant employees of the Company, as determined by the Compensation Committee of the Company's Board of Directors. The employment agreement expires on February 28, 2005.

Under Mr. Lonergan's employment agreement, in the event Mr. Lonergan's employment is terminated by the Company without "Cause" or by Mr. Lonergan with "Good Reason" at any time during the term, he will be entitled to receive his annual salary and benefits for an additional 12 month period following the date of termination, or, at the Company's option, in a lump sum payment appropriately discounted for the time value of money. Mr. Lonergan's employment agreement generally defines "Cause" to include willful misconduct or gross negligence, inexcusable, repeated or prolonged absence from work, dishonesty or misappropriation of Company funds, properties or other assets, unauthorized disclosure of confidential information materially harmful to the Company, conviction of a crime involving fraud, dishonesty or moral turpitude, violation of federal or state securities laws or failure to perform his duties for a period of 30 days or more without cure. "Good Reason" is defined to include a material adverse change in Mr. Lonergan's functions, duties, or responsibilities in his position with the Company, a reduction in his compensation during the term of his employment with the Company, failure of the Company to cure a material breach of his employment agreement by the Company, or the relocation of Mr. Lonergan to a location more than fifty (50) miles from either the Company's current headquarters or his New Jersey home. In addition, Mr. Lonergan is bound by a non-compete clause from the commencement date of his employment agreement through the first twelve months after the cessation of Mr. Lonergan's employment.

Change of Control Arrangements

On October 31, 2000, the Company entered into an arrangement with Lisa A. Mogensen, its Chief Financial Officer. Under this arrangement, in the event of a change of control of the Company in which Ms. Mogensen is not offered a comparable position in the new entity or chooses not to continue her employment with such entity, the Company will provide continued payment of her salary for an additional 12 month period, contingent upon her good faith efforts to find replacement employment similar in duties and responsibilities to her position with the Company.

As determined by the Compensation Committee, all of the option agreements between the Company and the Named Executive Officers were amended to provide that in the event of a Change of Control (as such term is defined in the Stock Incentive Plan) of the Company, 50% of the then unvested portion of their options will immediately vest and become exercisable. A "Change of Control" under the Stock Incentive Plan occurs upon (1) the acquisition of a majority of the voting power of the Company's stock by a person, entity, or group (with certain exceptions) that owned less than 5% of such voting power immediately prior to the Company's initial public offering; (2) the date on which a majority of the members of the Board of Directors are not "Current Directors" (which term is defined to mean the Company's current directors and directors whose nomination or election was approved by a majority of the directors who at the time were "Current Directors"); (3) a merger or consolidation with another entity where the Company's stockholders immediately prior to the merger or consolidation would no longer comprise a majority of the voting shares of the surviving corporation in substantially the same proportions as their prior ownership, or where the directors of the Company would not constitute a majority of the board of directors of the surviving corporation; (4) a sale of substantially all of the assets of the Company; or (5) approval by the stockholders of a plan of complete liquidation of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 7, 2003 (except as otherwise noted), the beneficial ownership of our common stock by (i) each person known by us to own beneficially more than 5% of our common stock, (ii) each of our directors and nominees for director, (iii) the Named Executive Officers; and (iv) all of our executive officers and directors as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (2)

Thomas J. Clarke (3)	1,540,833	6.1%
James Lonergan (4)	188,600	*
Lisa A. Mogensen (5)	119,166	*
Jordan Goldstein (6)	99,165	*
James J. Cramer (7)	3,865,950	16.0%
Cramer Partners, L.L.C. (8)	1,416,205	6.0%
Martin Peretz (9)	3,317,170	13.9%
Peretz Partners LLC (10)	2,430,508	10.2%
James M. Meyer (11)	40,000	*
Daryl Otte (12)	57,300	*
Douglas A. McIntyre (13)	15,000	*
Jeffrey A. Sonnenfeld	0	0
Bank of America and Forrestal Funding Master Trust (14)	2,050,000	8.6%
Dimensional Fund Advisors Inc. (15)	1,398,600	5.9%
David A. Rocker (16)	2,158,103	9.1%
Compass Holdings, Ltd.	1,640,338	6.9%

All executive officers and directors as a group (10 persons)	9,243,184	38.2%

___________

* Represents beneficial ownership of less than 1%.

(1)

The address for each stockholder, other than Bank of America, Forrestal Funding Master Trust, Dimensional Fund Advisors Inc., David A. Rocker and Compass Holdings, Ltd. is c/o TheStreet.com, Inc., 14 Wall Street, New York, NY 10005. The addresses that follow are based on recent filings with the SEC. The address for Bank of America is 100 North Tryon Street, Charlotte, NC 28255. The address for Forrestal Funding Master Trust is c/o Wilmington Trust Company, 1100 North Market Street, Wilmington, DE 19890. The address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. The address for David A. Rocker and Compass Holdings, Ltd. is c/o Rocker Partners, L.P., Suite 1759, 45 Rockefeller Plaza, New York, NY 10111.

(2)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Percentage ownership is based on 23,765,539 shares outstanding as of April 7, 2003. Shares of common stock subject to options currently exercisable or exercisable within 60 days of April 7, 2003 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Except as noted, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(3)	Consists of 20,000 shares owned by Mr. Clarke and 1,520,833 shares underlying stock options held by Mr. Clarke, of which 81,250 will become exercisable within 60 days of April 7, 2003.
(4)	Consists of 13,600 shares owned by Mr. Lonergan and 175,000 shares underlying stock options held by Mr. Lonergan.
(5)	Consists of 119,166 shares underlying stock options held by Ms. Mogensen, of which 4,625 will become exercisable within 60 days of April 7, 2003.
(6)	Consists of 99,165 shares underlying stock options held by Mr. Goldstein, of which 2,937 will become exercisable within 60 days of April 7, 2003.
(7)

Includes 1,416,205 shares owned by Cramer Partners, L.L.C. Also consists of 232,071 shares owned by a trust for the benefit of Mr. Cramer, of which he acts as trustee, 1,213,415 shares owned by a second trust for the benefit of Mr. Cramer, of which he also acts as trustee, 633,427 shares owned directly, and 370,832 shares underlying stock options held by Mr. Cramer.

(8)	Shares owned by Cramer Partners, L.L.C. are also included in the total for James J. Cramer.
(9)

Includes 2,430,508 shares owned by Peretz Partners, LLC, of which Dr. Peretz is manager. Also consists of 152,474 shares owned directly by Dr. Peretz, 73,618 shares held by a trust for the benefit of Dr. Peretz, and 254,504 shares held by Peretz Family Investments, L.P. of which Dr. Peretz is general partner. Dr. Peretz has sole voting and dispositive power with respect to such shares. Also consists of 246,129 shares owned by the family of Dr. Peretz, including his spouse and children, 18,174 shares held by each of two trusts, for each of which Dr. Peretz is a co-trustee, 79,089 shares held by a trust for the benefit of Dr. Peretz's spouse, 4,000 shares held by a family trust for which Dr. Peretz is a co-trustee and 1,000 shares held by each of three trusts for the benefit of Dr. Peretz's children, for each of which Dr. Peretz is a co-trustee. Dr. Peretz has shared voting and dispositive power with respect to such shares. Also consists of 37,500 shares underlying stock options held by Dr. Peretz. Dr. Peretz disclaims beneficial ownership of shares owned by Peretz Partners, LLC and Peretz Family Investments, L.P.

(10)	Shares owned by Peretz Partners, LLC are also included in the total for Martin Peretz.
(11)	Consists of 40,000 shares underlying stock options held by Mr. Meyer.
(12)	Consists of 17,300 shares owned by Mr. Otte and 40,000 shares underlying stock options held by Mr. Otte.
(13)	Consists of 15,000 shares underlying stock options held by Mr. McIntyre.
(14)

According to its filing with the SEC on Schedule 13G/A, consists of 2,050,000 shares owned by Bank of America Corporation on behalf of Forrestal Funding Master Trust, which has the right to receive dividends and sale proceeds with respect to such shares. Bank of America and Forrestal Funding Master Trust share voting and dispositive power with respect to such shares.

(15)

According to its filing with the SEC on Schedule 13G/A, consists of 1,398,600 shares owned by various investment companies, trusts and accounts for which Dimensional Fund Advisors Inc. is the registered investment advisor.

(16)

According to its filing with the SEC on Schedule 13G/A, consists of 316,626 shares owned by Rocker Partners, L.P., 1,640,338 shares owned by Compass Holdings, Ltd. and 201,139 shares owned by Helmsman Holdings, Ltd. Mr. Rocker has sole voting and dispositive power over the shares by virtue of his respective positions is the sole managing partner of Rocker Partners, L.P. and as the president of Rocker Offshore Management Company, Inc., the investment advisor to Compass Holdings, Ltd. and Helmsman Holdings, Ltd.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of the Company's outstanding common stock, to file initial reports of ownership and reports of changes in ownership of common stock with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of such reports received by the Company with respect to fiscal 2002 and written representations from such reporting persons, the Company believes that all reports required to be filed under Section 16(a) have been timely filed by such persons, other than a report of a purchase of stock by Martin Peretz in March 2002, which was not reported until May 2002, when the oversight was discovered.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements with James Cramer

In accordance with the terms of the amended and restated employment agreement, dated January 1, 2002, between the Company and its co-founder, director and columnist James Cramer (the "Restated Employment Agreement"), the Company paid Mr. Cramer an annual salary of $360,000 in 2002. Pursuant to the Restated Employment Agreement, Mr. Cramer assigned to the Company his share of the revenues from the syndication of his radio program, RealMoney with Jim Cramer, by Premiere Radio Networks, Inc. ("Premiere"). For the year ended December 31, 2002, the Company received $320,833 as a result of the revenue assigment. Mr. Cramer's agreement with Premiere (and the revenue assignment) ended on December 30, 2002. The RealMoney radio program is now syndicated on the WOR radio network pursuant to a December 30, 2002 agreement between the Company and Buckley Broadcasting Corp.-WOR.

Upon the expiration of the Restated Employment Agreement, the Company and Mr. Cramer entered into a new employment agreement dated February 22, 2003. This agreement provides for an annual salary of $360,000 and terminates in February 2004. Additionally, Mr. Cramer is entitled to receive bonus compensation in respect of his services during calendar year 2003, which may be cash or equity compensation, in accordance with the annual incentive plan for management and other significant employees of the Company, as determined by the Compensation Committee of the Company's Board of Directors. Under the agreement, Mr. Cramer authors articles for the Company's publications and agrees to provide on-air radio hosting services, and reasonable promotional and other services, subject to his personal and professional availability. Mr. Cramer has agreed that, during the term of the new employment agreement and for 18 months thereafter, he will not write for online financial publications that compete with the Company without first obtaining the Company's consent.

The new employment agreement also contains indemnification provisions pursuant to which the Company agreed to defend, indemnify and hold harmless Mr. Cramer, with certain exceptions, against losses suffered in connection with the provision of his services under the new employment agreement or the Restated Employment Agreement and in connection with his provision of radio hosting and other services to Premiere.

On January 1, 2003, Mr. Cramer was granted a non-qualified option under the Company's Stock Incentive Plan to purchase 75,000 shares of the Company's common stock at an exercise price of $2.93 per share, which was the fair market value (as such term is defined in the Stock Incentive Plan) of the common stock on the date of grant. This option will vest at a rate of 25,000 shares on each of the first three anniversaries of the grant date, and will expire on the fifth anniversary of the grant date.

COMMON STOCK PERFORMANCE GRAPH

Set forth below is a graph comparing the percentage change in the cumulative total stockholder return on the Company's common stock from May 11, 1999 (the date of the Company's initial public offering) through December 31, 2002 with the cumulative total return on the Nasdaq Composite Index and a self-constructed peer group index. The performance graph is based on closing prices on the trading day specified. The comparison assumes $100 was invested on May 11, 1999 in the Company's common stock and in each of the foregoing indices and assumes reinvestment of dividends.  The closing price of TheStreet.com's common stock on such date was $60.00. (1)

(1)	The initial public offering price of TheStreet.com's common stock on May 11, 1999 was $19.00 per share.
(2)

While the Company does not believe that it has a peer industry group that specifically covers all of its businesses, the selected group was chosen as representative of businesses that provide financial and other content via online and offline distribution. The peer group consists of the following companies: Cnet, Inc., Bankrate, Inc. (formerly known as ilife.com, Inc.), iVillage, Inc., Marketwatch.com, Inc. and Multex.com, Inc. For purposes of calculating the return on the peer group from May 11, 1999, the Company used the closing price of Bankrate, Inc. on May 13, 1999, the date of its initial public offering.

PROPOSAL II

INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP ("Ernst & Young") as independent auditors to examine the Company's accounts for the fiscal year ending December 31, 2003, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Meeting. Representatives of Ernst & Young are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If the stockholders do not ratify the selection of Ernst & Young, the Audit Committee will reconsider the selection of independent auditors.

Fees of Independent Auditors for Year Ended December 31, 2002

The following paragraphs show the aggregate fees billed to TheStreet.com by its independent auditors for services rendered during the year ended December 31, 2002.

Audit Fees. The aggregate fees billed by Ernst & Young for professional services rendered for the audit of TheStreet.com's annual financial statements for the fiscal year ended December 31, 2002, and for the reviews of the financial statements included in TheStreet.com's Quarterly Reports on Form 10-Q for that fiscal year were $111,570.

Financial Information Systems Design and Implementation Fees. Ernst & Young did not render professional services relating to financial information systems design and implementation for the fiscal year ended December 31, 2002.

All Other Fees. The aggregate fees billed by Ernst & Young for services rendered to TheStreet.com, other than fees for the services described above under "Audit Fees", for the fiscal year ended December 31, 2002 were $40,519. The vast majority of these fees related to stock incentive plan analysis, accounting and auditing issues of broker dealers, and work related to the implementation of SFAS No. 142 "Goodwill and Other Intangible Assets." In addition to the fees set forth in this paragraph, TheStreet.com was also billed by its previous independent auditors, Arthur Andersen LLC ("Andersen"), in the amount of $20,000 for services other than "Audit Fees" for the fiscal year ended December 31, 2002. These fees related to an audit of the Company's 401(k) plan.

TheStreet.com's Audit Committee has considered whether the independent auditors' provision of benefit plan analysis and other non-audit services to TheStreet.com is compatible with the auditors' independence.

Information Regarding Change of Independent Auditors

Prior to the adoption of the amended Audit Committee Charter in April 2003, the Audit Committee of the Board of Directors of the Company considered and recommended to the Board the selection of TheStreet.com's independent auditors. The final selection, which was made by the Board, was then subject to ratification by stockholders at the Company's annual meeting. On March 12, 2002, following the resignation of Andersen on March 5, 2002, the Board of Directors, upon recommendation by the Audit Committee, engaged Ernst & Young LLP to serve as TheStreet.com's independent auditors for 2002, which selection was ratified by the Company's stockholders at the annual meeting on May 29, 2002.

Andersen's reports on the Company's consolidated financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Andersen's report on the Company's consolidated financial statements for 2001 was issued on an unqualified basis and filed with TheStreet.com's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

During the fiscal years ended December 31, 2000 and 2001, and through March 12, 2002, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen's satisfaction, would have caused Andersen to make reference to the subject matter in connection with its report on the Company's consolidated financial statements for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Andersen with a copy of the foregoing disclosures at the time of the original filing. A copy of Andersen's letter to the Securities and Exchange Commission ("SEC"), dated March 12, 2002, stating its agreement with such statements, has been incorporated by reference into the Company's Annual Report on Form 10-K as Exhibit 16.3.

During the fiscal years ended December 31, 2000 and 2001, and through March 12, 2002, the Company did not consult Ernst & Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

The Board of Directors recommends that stockholders vote FOR the proposed ratification of Ernst & Young LLP as the Company's independent auditors.

Report of the Audit Committee

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the Company's accounting, auditing and financial reporting process. During 2002, the Committee operated pursuant to a Charter that was adopted by the Board of Directors on May 31, 2000, a copy of which was attached as Appendix A to the Company's Proxy Statement dated June 6, 2001 (the "Charter"). Management is responsible for the Company's financial statements and overall reporting process, including the system of internal controls. The independent auditors are responsible for conducting annual audits and quarterly reviews of the Company's financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.

In the performance of its oversight function, the Committee has reviewed and discussed with management the audited financial statements as of and for the year ended December 31, 2002. The Committee has also discussed with the Company's independent auditors the matters that the auditors are required to discuss with the Committee by Statements on Auditing Standard No. 61. Finally, the Committee has received the written disclosures and the letter from the Company's independent auditors required by Independence Standards Board Standard No. 1, and has discussed with the independent auditors their independence.

It is not the duty or responsibility of the Committee to conduct auditing or accounting reviews and procedures. In performing their oversight responsibility, members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles.

Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

The Sarbanes-Oxley Act of 2002, which was signed into law on July 30, 2002, required the SEC to adopt, by January 26, 2003, amendments to its existing requirements in order to strengthen auditor independence. In recognition of the critical role played by audit committees in the financial reporting process, the new rules enhance and clarify the relationship between the independent auditors and the audit committee. In response to these changes, which will become effective for audit engagements commenced on or after May 6, 2003, the Board of Directors of the Company on April 25, 2003 adopted an amended Charter of the Audit Committee, which is attached to this Proxy Statement as Appendix A (the "New Charter"). Among the responsibilities of the Audit Committee pursuant to the New Charter is the appointment of the independent auditors, evaluation of their perfomance and, when circumstances warrant, termination of their engagement. In fulfillment of those responsibilities, the Audit Committee appointed Ernst & Young LLP to serve as TheStreet.com's independent auditors for 2003, subject to stockholder ratification.

Submitted by the Audit Committee of the Company's Board of Directors

Daryl Otte, Chairman

Douglas A. McIntyre

Jeffrey A. Sonnenfeld

STOCKHOLDER PROPOSALS

Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act, which in certain circumstances may require the inclusion of qualifying proposals in the Company's Proxy Statement. For such proposals to be considered for inclusion in the Proxy Statement and proxy relating to the Company's Annual Meeting of Stockholders in 2004, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by the Company no later than January 1, 2004. Such proposals should be directed to TheStreet.com, Inc., Attention: Corporate Secretary, 14 Wall Street, New York, New York 10005.

Except in the case of proposals made in accordance with Rule 14a-8, the Company's Bylaws require that stockholders desiring to bring any business before the Company's annual meeting in 2004 deliver written notice thereof to the Company no earlier than March 1, 2004 and no later than March 30, 2004, and comply with all other applicable requirements of the Bylaws. However, in the event that the annual meeting in 2004 is called for a date that is more than 30 days before or after the anniversary date of the Annual Meeting of Stockholders in 2003, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. In order for a proposal made outside of the requirements of Rule 14a-8 to be "timely" within the meaning of Rule 14a-4(c), such proposal must be received by the Company in accordance with the time limits set forth in the foregoing advance notice Bylaw provision.

The advance notice by stockholders must include the stockholder's name and address, a representation that the stockholder is a holder of record of the Company's common stock entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the date of such meeting) and intends to appear in person or by proxy at such meeting to propose such business, a brief description of the proposed business, the reason for conducting such business at the annual meeting, and any material interest of such stockholder in the proposed business. In the case of nominations for election to the Board of Directors, certain information regarding the nominee must also be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

OTHER MATTERS

The last date for timely filing stockholder proposals relating to the Annual Meeting under the Company's Bylaws was March 31, 2003. As of the date of this Proxy Statement, the Board of Directors knows of no matters other than those described herein that will be presented for consideration at the Meeting. However, should any other matters properly come before the Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying proxy card to vote in accordance with their best judgment in the interests of the Company.

MISCELLANEOUS

All costs incurred in the solicitation of proxies will be borne by the Company. In addition to the solicitation by mail, officers and employees of the Company may solicit proxies by mail, facsimile, telephone or in person, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith.

The Common Stock Performance Graph and the Audit Committee and Compensation Committee Reports included in this Proxy Statement shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent the Company incorporates such graph or reports by specific reference.

The Company's Annual Report on Form 10-K with respect to the fiscal year ended December 31, 2002 accompanies this Proxy Statement. The annual report, which contains audited financial statements, along with other information about TheStreet.com, is not incorporated in the Proxy Statement and is not to be deemed a part of the proxy soliciting material.

ADDITIONAL COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS, WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON RECEIPT OF A WRITTEN OR ORAL REQUEST OF SUCH PERSON ADDRESSED TO THESTREET.COM, INC., ATTN: CORPORATE SECRETARY, 14 WALL STREET, NEW YORK, NEW YORK 10005 (TELEPHONE: (212) 321-5000).
By Order of the Board of Directors, Jordan Goldstein Secretary New York, New York May 5, 2003

APPENDIX A

Charter of the Audit Committee

of the

Board of Directors

of

TheStreet.com, Inc.

As Adopted by the Board on April 25, 2003

1.            AUTHORITY

The Audit Committee (the "Committee") of the Board of Directors (the "Board") of TheStreet.com, Inc., a Delaware corporation (the "Company"), is established pursuant to Article III, Section 11 of the Company's Amended and Restated Bylaws and Section 141(c) of the Delaware General Corporation Law. The Committee will have the sole authority to appoint or replace the independent auditors of the Company. The Committee will be directly responsible for the compensation and oversight of the work of the Company's independent auditors (including the resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditors will report directly to the Committee. The Committee will have the authority to engage independent counsel and other advisers, as it deems necessary to carry out its responsibilities. The Company will provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors engaged by the Company for the purpose of rendering or issuing an audit report and to any advisers engaged by the Committee.

2.            STRUCTURE OF THE COMMITTEE

The Committee will be comprised of three or more directors as determined from time to time by resolution of the Board. Consistent with the appointment of other Board committees, the members of the Committee will be elected by the Board at the annual organizational meeting of the Board or at such other time as may be determined by the Board. The Chairman of the Committee will be designated by majority vote of the members of the Committee, provided that if the Committee does not so designate a Chairman, the Board may designate a Chairman.

The presence in person or by telephone of a majority of the Committee's members will constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present.

3.            PURPOSE OF THE COMMITTEE

The Committee's purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company and its subsidiaries.

The Committee will oversee the audit efforts of the Company's independent auditors and internal auditors, if any, and, in that regard, will take such actions as it may deem necessary to satisfy itself that the Company's external auditors are independent of management. It is the objective of the Committee to maintain free and open means of communications among the Board, the independent auditors, the internal auditors and the financial and senior management of the Company.

4.            COMPOSITION OF THE COMMITTEE

Each member of the Committee will be an "independent" director within the meaning of the Nasdaq Stock Market, Inc. ("Nasdaq") rules applicable to the Company and, as such, is expected to be free from any relationship that may interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee must be financially literate at the time of their election to the Committee. "Financial literacy" will be determined by the Board in the exercise of its business judgment, and will include a working familiarity with basic finance and accounting practices and an ability to read and understand fundamental financial statements. The Board will endeavor to appoint at least one member of the Committee that is an "audit committee financial expert" as that term is defined by the Securities and Exchange Commission (the "SEC"). Committee members, if they or the Board deem it appropriate, may enhance their understanding of finance and accounting by participating in educational programs conducted by the Company or an outside consultant or firm.

5.            MEETINGS OF THE COMMITTEE

The Committee will meet with such frequency and at such intervals as it determines is necessary to carry out its responsibilities, but not less frequently than quarterly. As part of its purpose to foster open communications, the Committee will meet at least annually with management and the Company's independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups or persons believe should be discussed privately. In addition, the Committee will meet or confer with the independent auditors and management quarterly to review the Company's periodic financial statements prior to their filing with the SEC, and the Company's earnings releases prior to dissemination. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee will maintain minutes of its meetings and records relating to those meetings and the Committee's activities. The Committee will report regularly to the Board on its activities and provide copies of its minutes to the Board.

6.            ROLES AND RESPONSIBILITIES OF THE COMMITTEE

In carrying out its responsibilities, the Committee's policies and procedures are intended to be and remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. The Committee will review and reassess annually the adequacy of the Committee's Charter and recommend any proposed changes to the Board for its approval. The Committee's authority shall include, without limitation, the following:

Appointment and Evaluation of Independent Auditors and Related Matters

(1)          Appoint the firm of independent auditors to audit the books and accounts of the Company and its subsidiaries for each fiscal year.

(2)          Review and approve the Company's independent auditors' annual engagement letter, including the proposed fees contained therein;

(3)          Review and accept, if appropriate, the annual audit plan of the Company's independent auditors, including the scope of audit activities, and monitor such plan's progress and results during the year;

(4)          Confirm through private discussions with the Company's independent auditors and the Company's management that no management restrictions are being placed on the scope of the independent auditors' work;

(5)          Review the performance of the Company's independent auditors and, when circumstances warrant, replace or terminate the independent auditors;

(6)          Ensure the 5-year rotation of audit lead and concurring partners of the independent auditors as required by law;

(7)          Ensure that current or former employees of the independent auditor (whether or not such employees served as members of the Company's audit engagement team) may not be hired by the Company without the Committee's prior approval;

(8)          Pre-approve, on a case-by-case basis, or in the alternative, adopt appropriate policies governing pre-approval of, all audit, review or attest services and permitted non-audit services (including the fee arrangements and terms in respect of such services) to be performed by the independent auditors for the Company, other than a de minimus amount of non-audit services not to exceed, in the aggregate, 5% of total revenues paid by the Company to the independent auditors during the fiscal year in which the non-audit services are provided; provided that such services were not known as non-audit services at the time of the engagement and that such services are promptly made known to the Committee and approved by the Committee prior to completion of the audit;

(9)          Oversee the independence of the Company's independent auditors by, among other things:

(a)   requiring the independent auditors to deliver to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditors and the Company; and

(b)   actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and recommending that the Board take appropriate action to satisfy itself of the auditors' independence;

Oversight of Financial Reporting, Annual Audit and Quarterly Reviews

(10)        Review with management and the independent auditors the Company's annual audited financial statements, including disclosures made in management's discussion and analysis, prior to the filing of its Form 10-K;

(11)        Review with management and the independent auditors the Company's quarterly financial statements, prior to the filing of any Form 10-Q, including the results of the independent auditors review report on such quarterly financial statements;

(12)        Review the Company's earnings press releases with management;

(13)        Review the results of the year-end audit of the Company, including (as applicable):

(a)   the audit report, the published financial statements, the management representation letter, any auditor's letter or other similar memorandum prepared by the Company's independent auditors regarding accounting procedures and internal controls, any other pertinent reports and management's responses concerning the same;

(b)   the qualitative judgments of the independent auditors about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Company and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates;

(c)   the methods used to account for significant unusual transactions;

(d)   the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

(e)   management's process for formulating sensitive accounting estimates and the reasonableness of these estimates;

(f)   significant recorded and unrecorded audit adjustments;

(g)   significant risks and exposures and the plans to minimize such risks;

(h)   any material accounting issues among management and the independent auditors, including those with respect to audit adjustments; and

(i)    other matters required to be communicated by the independent auditors to the Committee under generally accepted auditing standards, as amended;

(14)        Review with management and the Company's independent auditors such accounting policies (and changes therein) of the Company, including any financial reporting issues which could have a material impact on the Company's financial statements, as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the SEC or other regulatory body;

(15)        Review, upon receipt, the report (oral or written) of the independent auditors on:

(a)   all critical accounting policies and practices;

(b)   all alternative accounting treatments within GAAP for policies and practices related to material items that have been discussed with management (including ramifications of the use of such alternative treatments and disclosures, and the treatment preferred by the accounting firm);

(c)   material written communications between the accounting firm and management, such as any management letter or schedule of unadjusted audit differences;

(16)        Review disclosures, if any, made to the Committee by the Company's CEO and CFO in connection with their certification of periodic reports;

Oversight of Internal Controls

(17)        Review the Company's accounting and internal control policies and procedures through inquiry and discussions with the Company's independent auditors, internal auditors and management;

(18)        Require that the independent auditors, internal auditors and management keep the Committee informed about fraud, illegal acts, deficiencies in internal control, and similar matters;

(19)        Consider whether internal control recommendations made by internal auditors and independent auditors have been implemented by management;

(20)        Review with management on at least an annual basis the Company's administrative, operational and accounting internal controls insofar as the same relate to accounting and financial reporting, including controls and security of the computerized information systems;

(21)        Review with management and the independent auditors any reportable conditions and material weaknesses, as defined by the American Institute of Certified Public Accountants, affecting internal control;

(22)        Receive periodic reports from the Company's independent auditors and management of the Company to assess the impact on the Company of significant accounting or financial reporting developments proposed by the Financial Accounting Standards Board or the SEC or other regulatory body, or any other significant accounting or financial reporting related matters that may have a bearing on the Company;

(23)        Establish and maintain free and open means of communication between and among the Board, the Committee, the Company's independent auditors and management;

Oversight of Internal Audit Functions

(24)        Review on at least an annual basis the necessity for the creation of a department or dedicated staff to be responsible for internal audit matters;

(25)        Review the appointment, replacement or dismissal of the appropriate level executives in the finance department responsible for internal audit matters;

(26)        Review significant reports to management prepared by the finance department with respect to internal audit matters and management's responses;

(27)        Discuss with the independent auditor and management the internal audit responsibilities of the appropriate senior finance department executives, budget and staffing of the internal audit functions, and any recommended changes in the planned scope of the internal audit function;

Other Responsibilities

(28)        Meet annually with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Company;

(29)        Prepare a report to be included in each annual proxy statement (or, if not previously provided during the fiscal year, any other proxy statement or consent statement relating to the election of directors) of the Company which states, among other things, whether:

(a)   the Committee has reviewed and discussed with management the audited financial statements to be included in the Company's Annual Report on Form 10-K;

(b)   the Committee has discussed with the Company's independent auditors the matters that the auditors are required to discuss with the Committee by Statements on Auditing Standard No. 61, (as it may be modified or supplemented);

(c)   the Committee has received the written disclosures and the letter from the Company's independent auditors required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the independent auditors their independence; and

(d)   based on the review and discussions described in subsections (i), (ii) and (iii) above, the Committee has recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

(30)        Obtain from the independent auditors any information pursuant to Section 10A of the Securities Exchange Act of 1934, as amended;

(31)        Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

(32)        Conduct or authorize investigations into any matters within the Committee's scope of responsibilities, including retaining outside counsel or other consultants or experts for this purpose; and

(33)        Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

* * *

While the Committee has the responsibilities set forth in this Charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. These are the responsibilities of management and the independent auditors.

*************

Please Detach and Mail in the Envelope Provided

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THE STREET.COM, INC.

Proxy Solicited on Behalf of the Board of Directors

For Annual Meeting of Stockholders, May 28, 2003

The undersigned hereby appoints Thomas J. Clarke, Jr. and Jordan Goldstein, each with power to act without the other and with full power of substitution and resubstitution, as Proxies to represent and to vote, as designated on the reverse side, all shares of Common Stock, $.01 par value, of TheStreet.com, Inc. (the "Company") owned by the undersigned, at the Annual Meeting of Stockholders (the "Meeting") to be held at the TriBeCa Grand Hotel, Two Avenue of the Americas, New York, New York 10013, on May 28, 2003, commencing at 10:00 a.m., New York City time, upon such business as may properly come before the Meeting or any adjournment or postponement thereof, including the matters set forth on the reverse side. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card. Unless a contrary direction is indicated this Proxy will be voted for all nominees and for Proposal 2, as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

(Continued and to be signed on reverse side)

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Please Detach and Mail in the Envelope Provided

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|X| Please mark your

votes as in this

example using dark

ink only

		FOR ALL	FOR (except as Marked to the Contrary below)	WITHHOLD VOTE
1.	Election of Class I Directors	|_|	|_|	|_|
	Nominees: James J. Cramer Martin Peretz	Exceptions:__________________________

		FOR	AGAINST	ABSTAIN
2.	The proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2003.	|_|	|_|	|_|

__________________________ Signature (title, if any)	__________________________ Signature, if held jointly	Date:__________________ ,2003

Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.